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                                                                  EXHIBIT 3.4(a)



                           ARTICLES OF INCORPORATION
                                       OF
                             TENNESSEE MINING, INC.

     The undersigned incorporator executes these Articles of Incorporation for the purpose of forming and hereby forms a corporation under the laws of the Commonwealth of Kentucky in accordance with the following provisions:

                                   ARTICLE I

     The name of the corporation is Tennessee Mining, Inc.

                                   ARTICLE II

     The number of shares the corporation is authorized to issue is 1,000 shares of common stock, no par value per share.

                                  ARTICLE III

     The street address of the corporation's initial registered office is 2800 Citizens Plaza, Louisville, Kentucky 40202. The name of the corporation's initial registered agent at that office is WT&C Corporation Services, Inc.

                                   ARTICLE IV

     The mailing address of the corporation's principal office is 1500 North Big Run Road, Ashland, Kentucky 41102.

                                   ARTICLE V

     The name and mailing address of the incorporator are Kevin J. Hable, 2800 Citizens Plaza, Louisville, Kentucky 40202.

                                   ARTICLE VI

     No directors shall be personally liable to the corporation or its shareholders for monetary damages for breach of his duties as a director except to the extent that the applicable law from time to time in effect shall provide that such liability may not be

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eliminated or limited.  Neither the amendment nor repeal of this Article shall affect the liability of any director of the corporation with respect to any act or failure to act which occurred prior to such amendment or repeal.

     This Article VI is not intended to eliminate or limit any protection otherwise available to the directors of the corporation.

                                  ARTICLE VII

     Any action, except the election of directors, required or permitted to be taken at a shareholders' meeting may be taken without a meeting and without prior notice (except as otherwise provided by law) if the action is taken by shareholders representing not less than 80% (or such higher percentage as may be required by law) of the votes entitled to be cast. Prompt notice of the taking or any action by shareholders without a meeting by less than unanimous consent shall be given to those shareholders entitled to vote on the action who have not consented in writing.

     Dated this 7th day of March, 1996.


                                   /s/ Kevin J. Hable
                                   ------------------------------------
                                   Kevin J. Hable, Incorporator

This Instrument Prepared by:


/s/ Kevin J. Hable
----------------------------------
Kevin J. Hable
WYATT, TARRANT & COMBS
2800 Citizens Plaza
Louisville, KY  40202
(502) 562-7232



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